Exhibit 99.2
Consent of TechInsights Inc.
October 10, 2025
Motive Technologies, Inc.
1355 Market Street, 11th Floor
San Francisco, California 94103
To the addressee set forth above:
We, TechInsights Inc., hereby consent to the references to our and Strategy Analytics, Inc.’s names and logos, and to the quotation of data and statements from the research report dated April 2022 entitled “AI Dash Cam Benchmarking” prepared by Strategy Analytics, Inc., (the “Report”) and provided to Motive Technologies, Inc. (the “Company”), in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering (the “IPO”) of the Company to be confidentially submitted and thereafter to be publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments or supplements to the Registration Statement, and (iii) any written correspondence by the Company with the SEC. We also consent to references to our name and logos, and to the quotation of the data and statements from the Report that are included in the Registration Statement, in institutional and retail road shows and other materials and activities in connection with the IPO that is the subject of the Registration Statement by the Company.
We consent to the reference to our organization, under the caption “Industry and market data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.
We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

TECHINSIGHTS INC.

By:	/s/ Dave Wein
Name: Dave Wein
Title: Chief Financial Officer